Exhibit 10.2

TIME-BASED RESTRICTED STOCK AGREEMENT

THIS TIME-BASED RESTRICTED STOCK AGREEMENT (this “Agreement”) is made effective as of the 12th day of March, 2018 (the “Effective Date”), between Christopher & Banks Corporation, a Delaware corporation (the “Company”), and Keri L. Jones (“Employee”) to record the granting of an employment inducement award authorized by the Company’s Board of Directors (the “Board”) pursuant to the New York Stock Exchange Listed Company Manual Rule 303A.08 (the “Board Authorization”).

1.    Award.

(a)    Shares. In accordance with the Board Authorization, the Company hereby grants, as of the Effective Date, 250,000 shares (the “Restricted Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), as hereinafter provided, in Employee’s name, subject to certain restrictions thereon.

(b)    Issuance of Restricted Shares. The Restricted Shares shall be issued to Employee in book-entry form, with appropriate legends regarding the Forfeiture Restrictions (as defined in Section 2 (a)), effective as of the Effective Date, upon execution hereof by Employee and upon satisfaction of the conditions of this Agreement.

2.    Restrictions. Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a)    Forfeiture Restrictions. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined). Except as provided in subsection (b) of this Section 2, in the event of termination of Employee’s employment with the Company or employing subsidiary for any reason, Employee shall, for no consideration, immediately forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions (as hereinafter defined). The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as the “Forfeiture Restrictions”. The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

(b)    Lapse of Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to the Restricted Shares in accordance with the following schedule, provided that Employee has been continuously employed by the Company (or any subsidiary of the Company) from the date of this Agreement through the lapse date:

Lapse Date or Dates	Number of Restricted Shares as to Which Forfeiture Restrictions Lapse on Such Dates
April 12, 2018	6,945
May 12, 2018	6,945
June 12, 2018	6,945
July 12, 2018	6,945
August 12, 2018	6,945
September 12, 2018	6,945
October 12, 2018	6,945
November 12, 2018	6,945
December 12, 2018	6,945
January 12, 2019	6,945
February 12, 2019	6,945
March 12, 2019	6,945
April 12, 2019	6,945
May 12, 2019	6,945
June 12, 2019	6,945
July 12, 2019	6,945
August 12, 2019	6,944
September 12, 2019	6,944
October 12, 2019	6,944
November 12, 2019	6,944
December 12, 2019	6,944
January 12, 2020	6,944
February 12, 2020	6,944
March 12, 2020	6,944
April 12, 2020	6,944
May 12, 2020	6,944
June 12, 2020	6,944
July 12, 2020	6,944
August 12, 2020	6,944
September 12, 2020	6,944
October 12, 2020	6,944
November 12, 2020	6,944
December 12, 2020	6,944
January 12, 2021	6,944
February 12, 2021	6,944
March 12, 2021	6,944

Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Restricted Shares on the earlier of (i) the occurrence of a Change-in-Control, as defined below (with such Forfeiture Restrictions lapsing immediately prior to the consummation of the Change-in-Control (as defined below), provided that the consummation subsequently occurs), or (ii) the date Employee’s employment with the Company is terminated by reason of death or Disability (as defined below). If

Employee’s employment is terminated by the Company without Cause (as defined below) or Employee resigns for Good Reason (as defined below), on or before the one-year anniversary of the Effective Date then an additional 41,670 shares shall vest in that event. The Company’s Compensation Committee (the “Committee”) may, in the Committee’s sole discretion, approve the lapse of Forfeiture Restrictions as to any or all Restricted Shares still subject to such restrictions, such lapse to be effective on the later of the date of such approval or the date specified in the approval.

In the event Employee is terminated for Cause prior to the lapsing of the Forfeiture Restrictions, the Restricted Shares shall be immediately forfeited.

Upon the lapse of the Forfeiture Restrictions without forfeiture, and following payment of the applicable withholding taxes pursuant to Section 3 hereof, the Company shall cause the restrictions and/or legend described above to be removed from the shares upon which Forfeiture Restrictions lapsed (less any shares withheld to pay taxes), and shall cause to be delivered such shares to Employee, by book-entry registration.

Notwithstanding any other provisions of this Agreement, the delivery of any shares of Common Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law. The Company shall not be obligated to deliver any shares of Common Stock if the delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

Employee shall not be entitled to vote the Restricted Shares prior to vesting. Subject to the following sentence, the Company shall accrue, for the benefit of Employee, all dividends paid on shares of Common Stock with respect to the shares of Restricted Stock, which accrued amount will be paid to Employee on the date that Forfeiture Restrictions lapse with respect to the shares of Common Stock, if any, that vest pursuant to this Agreement. All dividends accumulated with respect to forfeited Restricted Shares shall be irrevocably forfeited.

3.    Income Tax Matters. In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Employee, are withheld or collected from Employee. In accordance with such rules as may be adopted by the Committee, Employee may elect to satisfy Employee’s tax withholding obligations arising from the receipt of, or the lapse of Forfeiture Restrictions relating to, the Restricted Shares, by (i) delivering cash, a check (bank check, certified check or personal check) or a money order payable to the Company, (ii) having the Company withhold a portion of the Restricted Shares otherwise to be delivered having a Fair Market Value (as defined below) equal to the amount of such taxes, (iii) delivering to the Company shares of Common Stock held by Employee for more than six (6) months (or such period as the Committee may deem appropriate for accounting purposes or otherwise) having a Fair Market Value equal to the amount of such taxes, or (iv) if approved by the Committee, a combination of the methods described above. If the number of shares of Common Stock to be delivered to Employee is not a whole number, then the number of shares of Common Stock shall be rounded down to the nearest whole number. Employee’s election regarding satisfaction of withholding obligations is to be made on or before the date that the amount of tax to be withheld is determined.

4.    Employment Relationship. Nothing in this Agreement shall be construed as constituting a commitment, guaranty, agreement, or understanding of any kind or nature that the Company or its subsidiaries shall continue to employ Employee, and this Agreement shall not affect in any way the right of the Company or any of its subsidiaries to terminate the employment of the Employee. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company, any successor corporation or a parent or subsidiary corporation of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and, subject to the provisions of Section 7, its determination shall be final (the “Termination Determination”).

5.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all lawful successors to Employee.

6.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the principles of conflicts of laws.

7.    Mediation. If the Board or the Committee makes a Termination Determination, then the Company shall provide written notice thereof to Employee (the “Termination Notice”). If Employee disagrees with the determination referred to in the Termination Notice, then Employee may request that the Company participate in mediation in an effort to resolve the disagreement. Employee shall make such request by submitting to the Company (Attention: General Counsel) and to JAMS (c/o its Minneapolis office or, if none, its Chicago office) (the “Mediation Facilitator”), within ten (10) calendar days of the date of the Termination Notice, a written request for mediation (the “Mediation Request”). The parties will cooperate with the Mediation Facilitator and with one another in selecting a mediator from the Mediation Facilitator’s panel of neutrals, and in scheduling the mediation proceedings in the Minneapolis, Minnesota area. In the event that the parties are unable to select a mediator within ten (10) calendar days of the date of the Mediation Request, the Mediation Facilitator shall appoint the mediator and the mediation shall be held as soon as practicable thereafter, but no later than twenty-one (21) calendar days after a mediator has been selected or appointed. The Company covenants that it will participate in the mediation in good faith through representation by an appropriate member of its executive management and Employee covenants that she will personally participate in the mediation in good faith. The parties will share equally the costs of the mediation process, including all fees and expenses of the mediator, but shall each be responsible for its or her own expenses of participating in the mediation. In the event the parties are unable to resolve the dispute through mediation, then the Termination Determination shall be final and binding.

8.    Definitions.

(a)“Cause” shall mean as defined in the Employment Agreement effective as of February 1, 2018 between Employee and the Company.

(b)“Change-in-Control” shall mean as defined in the Employment Agreement effective as of February 1, 2018 between Employee and the Company.
(c) “Fair Market Value” with respect to one share of Common Stock as of any date shall mean (i) if the Common Stock is listed on the New York Stock Exchange or any other established stock exchange, the price of one share of Common Stock at the close of the regular trading session of such market or exchange on such date, as reported by The Wall Street Journal or a comparable reporting service, or, if no sale of shares of Common Stock shall have occurred on such date, on the next preceding date on which there was a sale of shares of Common Stock; (ii) if the Common Stock is not so listed on the New York Stock Exchange or any other established stock exchange, the average of the closing “bid” and “asked” prices quoted by the OTC Bulletin Board, the National Quotation Bureau, or any comparable reporting service on such date or, if there are no quoted “bid” and “asked” prices on such date, on the next preceding date for which there are such quotes for a share of Common Stock; or (iii) if the Common Stock is not publicly traded as of such date, the per share value of a share of Common Stock, as determined by the Board, or any duly authorized Committee of the Board, in its sole discretion, by applying principles of valuation with respect thereto.
(d)    “Good Reason” shall mean as defined in the Employment Agreement effective as of February 1, 2018 between Employee and the Company.

(e)    “Good Reason Process” shall mean as defined in the Employment Agreement effective as of February 1, 2018 between Employee and the Company.

9.    General Restrictions. Employee understands that the Restricted Shares have not been registered with the Securities and Exchange Commission or listed with the New York Stock Exchange (“NYSE”). The Company will endeavor to list the Restricted Shares with the NYSE but shall not be obligated to issue shares of Common Stock if counsel to the Company determines that such issuance would violate any law or regulation of any governmental authority or any agreement between the Company and the NYSE or any other national securities exchange upon which the Common Stock is quoted or listed. In connection with any issuance or transfer, the person acquiring the shares shall, if requested by the Company, give assurances satisfactory to counsel to the Company regarding such matters as the Company may deem desirable to assure compliance with all legal requirements. These Restricted Shares shall be subject to the requirement that if, at any time, the Committee shall determine, in its discretion, that the listing, registration or qualification of the Restricted Shares on the NYSE, any securities exchange or under any state or federal law, or that the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the Restricted Shares, then such shares shall be subject to the condition that such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective as of the date first above written.

CHRISTOPHER & BANKS CORPORATION

By:	/s/ Luke R. Komarek
Luke R. Komarek

Title:	Senior Vice President & General Counsel

Date:	March 12, 2018

EMPLOYEE

Signed:	/s/ Keri L. Jones
Keri L. Jones

Date:	March 13, 2018

Please Check the Appropriate Item (One of the lines must be checked):

___    I do not desire the alternative tax treatment provided for in the Internal Revenue Code Section 83(b).

___    I do desire the alternative tax treatment provided for in Internal Revenue Code Section 83(b) and desire that forms for such purpose be forwarded to me.

* I acknowledge that the Company has urged me to consult with a tax consultant or advisor of my choice before the above block is checked.

Please furnish the following information for stockholder records:

(Given name and middle initial must be used for stock registry)	Social Security Number

Address (Street)	Birth Date
Month/Day/Year

Address (City)	Day phone number

Address (Zip Code)

United States Citizen: Yes___ No___

PROMPTLY NOTIFY THIS OFFICE OF ANY CHANGE IN ADDRESS.